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                                                                      EXHIBIT 99


                    EZCORP ANNOUNCES ELECTION OF NEW DIRECTOR


AUSTIN, TEXAS (JANUARY 4, 2005) -- EZCORP, Inc. (NASDAQ: EZPW) today announced the election of Thomas C. Roberts to its Board of Directors.

Mr. Roberts is a graduate of the U.S. Military Academy at West Point and served five years in a number of staff and command positions in the U.S. Army.

Mr. Roberts's civilian career began in 1969 with Schlumberger, a multi-national electronics and oilfield services company. During sixteen years at Schlumberger, Mr. Roberts progressed through multiple assignments including VP-Finance of European Operations, Chairman and CEO of Schlumberger's publicly traded electronics subsidiaries in the United Kingdom, EVP and Chief Financial Officer of Schlumberger, and CEO of Schlumberger's worldwide electronics operations. From 1985 to 1989, Mr. Roberts served on the Board of Directors and was President and CEO of the Computer Systems and Services operations of Control Data Corporation.

Retiring from corporate life in 1989, Mr. Roberts has spent the past 15 years as a private investor and has served on several boards. Presently, he is Chairman of Pensco, Inc., a San Francisco based financial services company. Mr. Roberts resides in Austin, Texas.

EZCORP meets the short-term cash needs of the cash and credit constrained consumer by offering convenient, non-recourse loans collateralized by tangible personal property, commonly known as pawn loans, and short-term non-collateralized loans, often referred to as payday loans. The Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. Currently, the Company operates 280 EZPAWN and 165 EZMONEY Payday Loan stores, 128 of which adjoin an EZPAWN location.

For additional information, contact Dan Tonissen at (512) 314-2289.